UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2004

Heidrick & Struggles International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4200, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 496-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As we previously disclosed, Heidrick & Struggles International, Inc. (the “Company”) has held warrants to purchase 1,194,308 shares of Class B common stock of Google Inc. (“Google”) at a price of $0.30 per share which it received in 2001 in connection with recruitment fees. On August 19, 2004, we exercised the warrants pursuant to their cashless exercise feature and received 1,190,092 shares of Google common stock.

In multiple transactions on September 13, 2004 and September 14, 2004, the Company sold all the shares of common stock of Google that it holds in ordinary brokerage transactions at an average per share price of $108.22 less expenses associated with the transaction resulting in aggregate net proceeds of approximately $128.8 million. The Company expects the transactions to settle on standard terms three days after the respective dates of the sales.

Pursuant to the terms of the Company’s compensation policy with respect to warrants, 55% of the net proceeds from these sales of shares of common stock of Google is payable to our consultants involved with the search in the month following the monetization. Our current Chief Executive Officer, Thomas J. Friel, was a member of this search team and will receive 25% of the consultants’ team share (a little less than 14% of the total net proceeds). Mr. Friel has elected to defer receipt of his share of the net proceeds under an existing deferred compensation plan. Mr. Friel’s share is related solely to his work as a search consultant in 2001, at which time he was not our Chief Executive Officer.

We issued a press release today regarding the matters disclosed in this Form 8-K. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
99.1	Heidrick & Struggles International, Inc. Press Release Dated September 17, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.
(Registrant)

Date: September 17, 2004

	By:	/s/ Fritz E. Freidinger
	Name:	Fritz E. Freidinger
	Title:	Chief Legal Officer